EXHIBIT 11.2
CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE--BASIC FISCAL YEARS ENDED
   FEBRUARY 2, 2002, FEBRUARY 3, 2001
AND FEBRUARY 5, 2000 (in thousands except per share amounts)
						2001	        2000	  1999
					   ---------	---------	---------
Common shares outstanding
 at beginning of fiscal period     17,886         17,791      17,730
Shares issued during
 the period - weighted average        195             37          50
Less:  Treasury stock -
weighted average                  (10,240)        (9,967)     (8,111)
					   ---------	---------	---------
Weighted average number
 of common and common
equivalent shares                   7,841          7,861       9,669
					   =========	=========	=========
Net earnings (loss)
 applicable to common shares:
	From continuing operations $  6,152	      $ 15,064	$  3,197
	From discontinued
	 operations		                -	        (4,110)	  (6,429)
					   ---------	---------	---------
	Net earnings (loss)	   $  6,152	      $ 10,954	$ (3,232)
					   =========	=========	=========
Earnings (loss) per common
 share:
	From continuing operations $   0.78	      $   1.92	$   0.33
	From discontinued
	 operations		                -	         (0.53)	   (0.66)
					   ---------	---------	---------
      Net earnings (loss)	   $   0.78	      $   1.39	$  (0.33)
					   =========	=========	=========